UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2017

RUTH’S HOSPITALITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51485

Delaware	72-1060618
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1030 W. Canton Avenue, Ste. 100

Winter Park, FL 32789

(Address of principal executive offices, including zip code)

(407) 333-7440

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 2, 2017, Ruth’s Hospitality Group, Inc. (the “Company”) and certain of its subsidiaries (the “Guarantors”) entered into a Credit Agreement, dated as of February 2, 2017, with Wells Fargo Bank, National Association, as administrative agent (the “Agent”), issuing lender and swingline lender, the other lenders party thereto and the other parties thereto and Wells Fargo Securities, LLC, as sole lead arranger and sole bookrunner.

The Credit Agreement replaces the Company’s $100 million existing credit facility, dated as of February 14, 2012 (the “2012 Facility”), as amended and restated from time to time. As a result of such replacement, all outstanding amounts under the 2012 Facility have been paid in full, and the 2012 Facility has been terminated as of February 2, 2017.

The Credit Agreement provides for a $90.0 million revolving credit facility with $5.0 million subfacility of letters of credit and a $5.0 million subfacility for swingline loans. Subject to the satisfaction of certain conditions and lender consent, the revolving credit facility may be increased up to a maximum of $150.0 million.

The loans under the Credit Agreement mature on February 2, 2022. The obligations under the Credit Agreement are guaranteed by the Guarantors, and are secured by a lien on substantially all of the Company’s and the Guarantors’ personal property assets other than any equity interests in current and future subsidiaries of the Company.

At the Company’s option, revolving loans may bear interest at (i) LIBOR, plus an applicable margin or (ii) the highest of (a) the rate publicly announced by Wells Fargo as its prime rate, (b) the average published federal funds rate in effect on such day plus 0.50% and (c) one month LIBOR plus 1.00%, plus an applicable margin. The applicable margin is subject to adjustment based on the Company’s leverage.

The Credit Agreement contains customary representations and affirmative and negative covenants (including limitations on indebtedness and liens) as well as financial covenants limiting the company’s leverage and requiring a minimum fixed coverage charge ratio. The limits to the Company’s Consolidated Leverage Ratio are now increased to 2.75 times adjusted EBITDA for the life of the agreement. Borrowing margins have also been reduced by 50 basis points.

The Credit Agreement also contains events of default customary for credit facilities of this type (with customary grace periods, as applicable), including nonpayment of principal or interest when due; material incorrectness of representations and warranties when made; breach of covenants; bankruptcy and insolvency; unsatisfied ERISA obligations; unstayed material judgment beyond specified periods; default under other material indebtedness; and certain changes of control of the Company. If any event of default occurs and is not cured within the applicable grace period, or waived, the outstanding loans may be accelerated by Lenders holding a majority of the commitments under the Credit Agreement and the Lenders’ commitments may be terminated.

This description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

At the closing of the Credit Agreement, approximately $15.0 million in revolving loans were drawn thereunder and approximately $4.1 million in letters of credit had been issued thereunder.

Item 1.02. Termination of a Material Definitive Agreement.

On February 2, 2017, the Company terminated the 2012 Facility, as more specifically described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Credit Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1

Credit Agreement, dated as of February 2, 2017, by and among the Company, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as administrative agent and Wells Fargo Securities, LLC, as sole lead arranger and sole bookrunner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUTH’S HOSPITALITY GROUP, INC.

Date: February 8, 2017	By:	/s/ Arne G. Haak
Arne G. Haak
Executive Vice President and Chief Financial Officer

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